Exhibit 99.1

ITW NEWS RELEASE

______________________________________________________________________________

ITW Reports Diluted Net Income Per Share of 90 Cents in the 2007 Second Quarter; Revenues Increased 16 Percent, Net Income Grew 9 Percent and Diluted Net Income Per Share was 11 Percent Higher in the Quarter

GLENVIEW, ILLINOIS—(July 19, 2007)—Illinois Tool Works Inc. (NYSE:ITW) today reported 11 percent growth in diluted net income per share in the 2007 second quarter. Diluted net income per share was $0.90 versus $0.81 in the 2006 second quarter. In addition, the Company’s second quarter net income increased 9 percent.

The double-digit growth in second quarter earnings per share was in part due to continued strong performance from a broad variety of international end markets tempered by slower end market activity in North America. As a result, total Company revenues increased 16.2 percent in the quarter. Base revenues grew 2.4 percent, with international base revenues increasing 8.0 percent and North American base revenues declining 1.4 percent. Notably, the North American base revenue growth rate improved 210 basis points from the 2007 first quarter. Also, acquisitions net of divestitures added 10.7 percent of growth to revenues while translation contributed 3.6 percent. Other income was $18.4 million higher than the year ago period largely due to a previously announced gain on a sale of an automotive machinery business in April of 2007.

For the 2007 second quarter, revenues were $4.160 billion versus $3.579 billion for the prior year period. Second quarter operating income improved to $698.7 million from $659.8 million a year ago. Net income was $505.6 million compared to $465.9 million in the prior year period. The Company’s second quarter operating margins of 16.8 percent were 160 basis points lower than the year ago period largely due to the significantly higher level of acquisitions in both full-year 2006 and the first half of 2007. In fact, base business margins increased 20 basis points in the second quarter.

For the 2007 first half, revenues increased 15 percent, operating income grew 6 percent, net income rose 9 percent and diluted net income per share was 10 percent higher than the year ago period. Operating revenues were $7.919 billion versus $6.877 billion for the prior year period. First half operating income improved to $1.267 billion from $1.200 billion a year ago. Net income was $908.0 million compared to $832.4 million and diluted net income per share was $1.61 versus $1.46 in the prior year period. The Company’s 2007 first half operating margins of 16.0 percent were 140 basis points lower than the year earlier period.

The Company’s free operating cash flow was a strong $443 million in the second quarter. This cash was utilized to acquire 10 companies in the most recent quarter representing $213 million of annualized revenues. Through June 30, the Company acquired 19 companies totaling $612 million of annualized revenues and in aggregate paid less than one time revenues. In the second quarter, the Company also repurchased $300 million of shares as part of its open-ended buyback program. Year to date, the Company has spent a total of $480 million to repurchase shares.

“The Company’s solid performance in the second quarter highlights our growing international diversification as well as strong operating discipline in an assortment of North American businesses where some end markets remained challenging,” said David B. Speer, chairman and chief executive officer. “We also continue to be optimistic about our acquisition environment and, as a result, we have increased our acquisition range to $900 million to $1.2 billion for the full year.”

Segment highlights include:

North American Engineered Products second quarter revenues were slightly negative as base revenues declined 3.3 percent and acquisitions net of divestitures added 2.9 percent. Base revenue performance improved in the quarter versus the first quarter of 2007 largely due to modest improvements in the new housing and Detroit 3 auto sectors and easier comparables. In the second quarter, construction and automotive base revenues declined 5 percent and 4 percent, respectively. Operating income declined 7.3 percent as base income decreased 7.6 percent. As a result, operating margins of 17.9 percent were 130 basis points lower than the prior year period. For the 2007 first half, revenues decreased 0.3 percent, operating income declined 9.2 percent and operating margins of 16.4 percent were 160 basis points lower than the comparable period.

International Engineered Products second quarter revenues and operating income increased 32.6 percent and 34.0 percent, respectively. Total revenues grew significantly as base revenues contributed 7.2 percent and acquisitions added 16.1 percent. Translation contributed 9.3 percent to the top line. Both base revenues and base operating income benefited from contributions from the construction, automotive and industrial units. Operating margins of 15.2 percent were 20 basis points higher than the year ago period. For the 2007 first half, revenues increased 33.0 percent and operating income rose 31.8 percent. Operating margins of 13.6 percent were 10 basis points lower than the first half of 2006.

North American Specialty Systems second quarter revenues increased 10.5 percent mainly due to an 9.9 percent contribution from acquisitions net of divestitures. Base revenues added 0.4 percent to revenues largely due to the food equipment and welding units. Operating income growth of 2.6 percent was primarily related to base income contributions from the food equipment and welding units. Operating margins of 19.0 percent were 150 basis points lower than the year ago period. For the 2007 first half, revenues increased 9.6 percent, operating income grew 1.8 percent and operating margins of 18.7 percent were 140 basis points lower than a year ago.

International Specialty Systems second quarter revenues increased 33.5 percent. The strong growth in revenues was due to an 8.8 percent contribution from base revenues and 16.8 percent contribution from acquisitions net of divestitures. Translation added 7.9 percent to the top line. Base revenues benefited from growth in the industrial packaging, welding, food equipment and finishing businesses. Operating income increased 9.9 percent as base income growth of 15.1 percent from a wide array of units was moderated by the dilutive impact of acquisitions. Accordingly, operating margins of 12.3 percent were 260 basis points lower than the year ago period. For the 2007 first half, revenues increased 30.6 percent, operating income grew 20.1 percent and operating margins of 12.1 percent were 110 basis points lower than a year ago.

Looking ahead, the Company is forecasting a 2007 third quarter diluted earnings per share range of $0.85 to $0.89 and a full-year range of $3.31 to $3.41. Total Company base revenues are expected to grow in a range of 3.0 percent to 5.0 percent in the third quarter and 2.1 percent to 4.1 percent for full-year 2007. If the Company achieves the midpoints of these forecasted ranges, the diluted earnings per share growth would be 12 percent for both the third quarter and the full year.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding end market conditions, base revenue growth, earnings growth, operating income, other income, acquisitions, use of free cash and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2007 first quarter.

ITW is a $14.1 billion in revenues diversified manufacturer of highly engineered components and industrial systems and consumables. The Company consists of approximately 750 business units in 49 countries and employs some 55,000 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
STATEMENT OF INCOME	2007	2006	2007	2006
Operating Revenues	$4,159,689	$3,579,470	$7,918,730	$6,876,506
Cost of revenues	2,675,515	2,292,821	5,124,544	4,412,495
Selling, administrative, and R&D expenses	745,718	602,221	1,446,903	1,203,642
Amortization and impairment of
goodwill & other intangibles	39,779	24,664	79,958	60,637
Operating Income	698,677	659,764	1,267,325	1,199,732
Interest expense	(25,606)	(19,009)	(50,008)	(37,906)
Other income	44,135	25,699	70,724	35,858
Income Before Taxes	717,206	666,454	1,288,041	1,197,684
Income taxes	211,600	200,600	380,000	365,300
Net Income	$505,606	$465,854	$908,041	$832,384

Net Income Per Share:
Basic	$ 0.91	$ 0.82	$ 1.63	$ 1.47
Diluted	$ 0.90	$ 0.81	$ 1.61	$ 1.46

Shares outstanding during the period:
Average	556,793	567,446	558,022	565,462
Average assuming dilution	561,244	571,954	562,388	569,808

ESTIMATED FREE OPERATING	THREE MONTHS ENDED		SIX MONTHS ENDED
CASH FLOW	JUNE 30,		JUNE 30,
	2007	2006	2007	2006

Net cash provided by operating activities	$531,638	$361,607	$954,457	$752,992
Less: Additions to PP&E	(89,038)	(76,675)	(174,329)	(144,994)
Free operating cash flow	$442,600	$284,932	$780,128	$607,998

ILLINOIS TOOL WORKS INC.
(In thousands)
	JUNE 30,	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2007	2007	2006
ASSETS
Cash & equivalents	$481,508	$574,575	$590,207
Trade receivables	2,882,698	2,681,515	2,471,273
Inventories	1,612,380	1,601,705	1,482,508
Deferred income taxes	213,905	202,508	196,860
Prepaids and other current assets	463,792	444,160	465,557
Total current assets	5,654,283	5,504,463	5,206,405

Net plant & equipment	2,116,828	2,070,509	2,053,457
Investments	560,667	552,206	595,083
Goodwill	4,183,793	4,103,324	4,025,053
Intangible assets	1,225,320	1,180,230	1,113,634
Deferred income taxes	132,978	173,395	116,245
Other assets	762,531	789,480	770,562
	$14,636,400	$14,373,607	$13,880,439

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$528,096	$577,141	$462,721
Accounts payable	805,983	801,146	707,656
Accrued expenses	1,192,528	1,122,986	1,187,526
Cash dividends payable	115,874	116,911	117,337
Income taxes payable	177,671	138,450	161,344
Total current liabilities	2,820,152	2,756,634	2,636,584

Long-term debt	956,578	956,290	955,610
Deferred income taxes	285,668	292,616	259,159
Other liabilities	1,185,546	1,211,302	1,011,578
Total non-current liabilities	2,427,792	2,460,208	2,226,347

Common stock	5,612	5,604	6,309
Additional paid-in capital	106,908	68,539	1,378,587
Income reinvested in the business	9,217,978	8,828,246	10,406,511
Common stock held in treasury	(479,873)	(179,873)	(3,220,538)
Accumulated other comprehensive income	537,831	434,249	446,639
Total stockholders' equity	9,388,456	9,156,765	9,017,508
	$14,636,400	$14,373,607	$13,880,439